Exhibit 99.1

Great Lakes Reports Third Quarter 2012 Results

Project Execution Shifted to Fourth Quarter

Full Year Adjusted EBITDA Guidance Modified to $85 to $90 Million Due to Hurricane Sandy

OAK BROOK, Ill.--(BUSINESS WIRE)--November 6, 2012--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition and remediation services, today reported financial results for the quarter and nine months ended September 30, 2012.

Commentary

Chief Executive Officer Jonathan Berger said, “Our third quarter results were hampered by certain factors we will outline. We entered the fourth quarter with scheduled revenues and margin to achieve our previously stated annual goals. Since then the epic Hurricane Sandy has had a significant impact on our expected results for the fourth quarter as we will have lost a total of 25 working days over seven projects because we were forced to move our dredges and support equipment to protected waters. Our operations team and crews did a wonderful job of executing our emergency plans safely and efficiently. We were able to ride out Sandy with minimal damage to our operating equipment and have gotten the projects back up and running quickly. We currently estimate approximately $6 million of revenue and $3 million of gross margin has been pushed into next year, and we will incur $3 million of additional one time expenditures in the fourth quarter due to the storm. We have therefore modified our projected full-year adjusted EBITDA range to $85 to $90 million.

“Hurricane Sandy has significantly affected coastal communities along the East Coast. As a Company, Great Lakes’ thoughts and prayers go out to each and every one of the individuals and families impacted. The dredging industry has performed beach nourishment and shore protection in these markets for decades. We have received positive reports that the Nags Head Beach in North Carolina weathered the storm well as a result of a large beach nourishment project we completed last year. We believe Hurricanes Sandy, Debby, and Isaac should result in increasing focus and demand for supplemental Federal funding critical for coastal restoration and beach projects in the Gulf of Mexico and on the East Coast.

“Our third quarter was challenging as our dredging segment utilization was impacted by Hurricane Isaac, which not only delayed four large dredging projects, but added costs and lowered expected margins on these projects. We were further impacted by projects that were bid later than expected, therefore the notice to proceed was received and work started late in third quarter and early into the fourth. Also, $30 million in options on the projects in the third quarter were not awarded until the fourth quarter. This shift in revenue to the fourth quarter resulted in lower fixed cost coverage and compressed gross margin in the third quarter. Although late bid award timing caused us a short term challenge in the third quarter, the pickup in the domestic bid market late in the quarter positions us well for a strong fourth quarter and beyond. Approximately $134 million in projects were awarded to the Company during the third quarter of 2012. These awards, along with the award of a $47 million project in the Middle East, helped drive total backlog up to $506 million.

“After several strong quarters, the demolition segment’s results were negatively impacted by cost overruns caused by weather and scope changes outside those allowed to be reimbursed under the contract. These impacts lowered the demolition gross margin by over 9% and were limited to the third quarter. On a positive note, the demolition segment was awarded a $3 million power plant project in North Carolina prior to quarter end and another $12 million industrial demolition project in Ohio in October. Management continues to focus on large complex projects with higher margins, such as bridge, industrial, municipal and utility demolition and remediation.”

Mr. William Steckel, Senior Vice President and Chief Financial Officer added, “Our management team is focused on delivering strong results in the upcoming fourth quarter. The third quarter reflects the negative impact of the shift of project execution into the fourth quarter. We have prepared our equipment and personnel for the project workload planned in the upcoming quarter. As planned, we have experienced a significant increase in our working capital, and corresponding decrease in our cash this year. Two projects with the most significant investment are Wheatstone and the Scofield coastal restoration. Collectively we have invested nearly $40 million in these important projects that we expect to be monetized in 2013. We have a strong focus going forward on working capital management and generating positive cash flow.”

2012 Third Quarter Operating Results & Highlights

	Q3 2012	Q3 2011
Revenue	$166.8 million	$158.5 million
Increase	5.2%

Gross Profit	$13.0 million	$27.4 million
Gross Profit Margin	7.8%	17.3%

Operating Income	$1.5 million	$14.8 million
Decrease	89.9%

Net Income (loss) attributable to Great Lakes	$ (2.1) million	$5.6 million
Per Diluted Share	$ (0.04)	$0.09

Adjusted EBITDA	$12.1 million	$26.0 million
Decrease	53.5%

	September 30, 2012	December 31, 2011
Total Debt	$255.1 million	$255.6 million

Net Debt (Debt less cash)	$216.8 million	$142.3 million

Cash and cash equivalents	$38.3 million	$113.3 million

Revenue & Gross Profit

  Revenue increases in the quarter included:
    66% increase in foreign dredging revenue driven by revenue recognized on our Australian project;
    57% increase in maintenance dredging revenue driven by a large maintenance project in Louisiana as well as other projects on the Mississippi River that were unique due to the drought in the Midwest U.S. during 2012;
    14% increase in capital dredging revenue;
    Demolition revenue increased 17% due to concluding work on two New York projects;
    The above increases were partially offset by decreases in beach nourishment revenue (50%) and rivers & lakes (32%)
  Gross profit margin (gross profit divided by revenue) declined due to:
    Weather impacts from Hurricane Isaac in the Gulf;
    Dredge employment shifting out of third quarter and into the fourth, resulting in lower fixed cost coverage in the current quarter;
    Increase in maintenance expense;
    Weaker demolition results

Operating Income

  Impacted by items noted above;

Cash and cash equivalents

  Cash and cash equivalents declined due to continued investments in working capital on long term projects as well as capital investments in our fleet and new equipment.

Nine Months Ended September 30, 2012 Operating Results & Highlights

	YTD 9/30/12	YTD 9/30/11
Revenue	$488.2 million	$468.8 million
Increase	4.1%

Gross Profit	$56.9 million	$74.6 million
Gross Profit Margin	11.7%	15.9%

Operating Income	$20.8 million	$39.1 million
Decrease	46.8%

Net Income attributable to Great Lakes	$3.4 million	$9.7 million
Per Diluted Share	$0.06	$0.16

Adjusted EBITDA	$47.7 million	$67.9 million
Decrease	29.7%

Revenue & Gross Profit

  Year to date 2012 revenue increased primarily due to higher demolition revenues year to date while dredging revenues were in line with the same period in 2011; however, gross profit margin was down due to weather impacts and lower dredge utilization during the 2012 first and third quarters.

Operating Income

  Operating income was down for the nine months ended September 30, 2012 compared to the comparable period in the prior year, due to lower gross profit, as discussed above. In addition, during the second quarter of 2011 the Company sold an outdated, underutilized hopper dredge, which generated cash proceeds of $6.6 million and resulted in a gain of $2.1 million.

Net Income Attributable to Great Lakes

  Net income attributable to Great Lakes for the nine months ended September 30, 2012 decreased due to lower operating income. The first half of 2011 included a debt restructuring expense of $5.1 million resulting from the retirement of old notes and the issuance of the $250 million of 7.375% senior unsecured notes.

Bid Market & Backlog

The domestic dredging bid market for the nine months ended September 30, 2012 totaled $678 million, compared to $847 million in the prior year. The Company won 39% of the overall domestic bid market during this period, in line with its prior three year average of 39%. For the first nine months of 2012 Great Lakes won:

  43%, or $48 million, of the beach nourishment projects awarded;
  74%, or $84 million, of the capital projects awarded;
  25%, or $92 million, of the maintenance projects awarded; and
  45%, or $42 million, of the rivers & lakes projects awarded.

Similar to the prior year, third quarter bidding activity increased, though not to the levels of third quarter of 2011. Through the first nine months of 2012, the maintenance and rivers & lakes markets have increased, offset by a decrease in the capital and beach nourishment markets. The beach nourishment market was atypically high in 2011, with the highest volume of beach work ever awarded. Given the awards to date and the expected bid letting in the fourth quarter, 2012 is still expected to be a solid year for beach awards. In addition, we still expect more capital work to bid in the fourth quarter, driving up the current capital market.

Great Lakes’ backlog remains at a high level given Great Lakes’ bidding success year to date along with the addition of the Wheatstone LNG project in Western Australia. Dredging backlog and pending domestic awards at September 30, 2012 reached $525 million, which compares favorably to $355 million at December 31, 2011. The Company’s contracted dredging backlog was $463 million at September 30, 2012 compared to $319 million at December 31, 2011.

Demolition segment backlog was $43 million and $51 million at September 30, 2012 and December 31, 2011, respectively. The demolition segment also added a $12 million project in Columbus, OH in the fourth quarter.

Commentary

President and Chief Operating Officer Bruce Biemeck said, “Projects awarded prior to September 30, 2012 provided sufficient backlog to meet our original fourth quarter plan and previously reported earnings guidance. However, with the impacts of Hurricane Sandy, we are lowering our full year Adjusted EBITDA guidance to $85 to $90 million. We will need to execute well on projects in backlog and experience average weather conditions going forward, but our management and operations teams have a proven track record of delivering results.

“We commend our team for the outstanding job in managing personnel and equipment during the hurricane. Our personnel are safe, after successfully protecting our equipment, and are back at work executing on projects. Our readiness plans are well thought out, have been properly rehearsed and have proven to be effective.

“We have made investments in our equipment, preparation for the Wheatstone LNG project and we have increased our pipe inventory, resulting in continued utilization of our working capital. With the high level of operating activity expected in the fourth quarter, as well as dredging beginning in Australia in 2013, we expect to begin monetizing our working capital buildup and to replenish the cash balance over the next several quarters.

“We continue to be excited about our near term market prospects. The timing of the Miami award has moved into the first quarter of 2013 and we believe we are well positioned for this project. In October, the U.S. Army Corps of Engineers released specific details on this project and began to solicit proposals. In addition, we currently expect three sizable beach projects, another New York deepening project and a Gulf Coast project to be let to bid before year-end. We also see several desirable bidding opportunities in the first half of 2013.

“Internationally, we expect to see significant impact to our results from the Australian Wheatstone LNG project in 2013 and 2014. In the third quarter, we added a land reclamation project in the Middle East for nearly $50 million. We continue to identify other international dredging projects that may be a good fit for our vessels, particularly in the Middle East, and we continue to follow the many potential opportunities in Brazil. We are focusing on our international sales and marketing effort as we see an abundance of international opportunities ahead, which we believe can yield better, more consistent results.

“The demolition management team is working diligently to add opportunities leading to growth by elevating the range of professional services offered through a more capable support team. The successful partnership of our demolition and dredging businesses is an important component to our Company’s growth as evidenced by the recent focus on bridge demolition and salvage work required under some projects, which was formerly sub-contracted outside the Company. Additionally, our dredging and demolition businesses collaborating with our TerraSea joint venture on new prospects adds to the list of opportunities.”

Mr. Berger concluded, “Our enthusiasm for the near and long term prospects for Great Lakes has not been deterred by the short term challenges of the third quarter. The recognition of the need for additional investment in U.S. ports and waterways is expected to support an increase of appropriations to future U.S. Army Corps of Engineers’ budgets for maintenance dredging. The public investment in port infrastructure is necessary as the ongoing expansion of the Panama Canal and initiatives to increase exports heightens the need for the U.S. to deepen its East and Gulf Coast ports to facilitate larger draft vessels from international trade. With regard to coastal restoration, discussion continues between the Justice Department and BP regarding the fines related to the Deepwater Horizon Oil Spill. Once settled, we expect a significant amount of the resultant penalties will be allocated to restoration that will involve dredging, and this could add well over $1 billion into the dredging market over the next five years.

“Although we are modifying our full year guidance as noted above, we are excited about a very strong fourth quarter and the prospects ahead. This includes projects in backlog which will drive our fourth quarter and 2013 results, as well as projects on the horizon providing for continued long term growth in both dredging and demolition. We continue to believe opportunities for further growth coupled with our segment managements’ disciplined approach to project execution will result in increased momentum in our financial results starting in 2013. As always, we thank the Great Lakes dredging and demolition teams for their continued efforts in providing world class service and delivering strong results for our shareholders.”

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense and debt extinguishment. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 6, 2012 at 9:00 a.m. C.S.T. The call in number is 877-377-7553 and conference ID is 44839922. The conference call will be available by replay until November 9, 2012, by calling 800-585-8367 and providing passcode 44839922. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 122-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, backlog, severe weather related costs, uncertainty related to pending litigation, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A “Risk Factors” of Great Lakes’ Annual Report on Form 10-K for the year ended December 31, 2011, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Contract revenues	$166,763	$158,468	$488,202	$468,765

Gross profit	13,020	27,391	56,931	74,599

General and administrative expenses	11,667	12,736	36,390	38,447
Gain on sale of assets—net	(108)	(131)	(232)	(2,902)

Operating income	1,461	14,786	20,773	39,054

Other income (expense)
Interest expense—net	(5,105)	(5,571)	(15,747)	(16,432)
Equity in earnings (loss) of joint ventures	177	606	153	(108)
Loss on foreign currency transactions—net	(40)	(544)	(55)	(544)
Loss on extinguishment of debt	-	-	-	(5,145)

Income (loss) before income taxes	(3,507)	9,277	5,124	16,825

Income tax (provision) benefit	1,355	(3,618)	(1,977)	(6,600)

Net income (loss)	(2,152)	5,659	3,147	10,225

Net (income) loss attributable to noncontrolling interests	20	(57)	226	(525)

Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$(2,132)	$5,602	$3,373	$9,700

Basic earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$(0.04)	$0.10	$0.06	$0.16
Basic weighted average shares	59,253	58,930	59,154	58,863

Diluted earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$(0.04)	$0.09	$0.06	$0.16
Diluted weighted average shares	59,253	59,161	59,567	59,533

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$(2,132)	$5,602	$3,373	$9,700
Adjusted for:
Loss on extinguishment of debt	-	-	-	5,145
Interest expense—net	5,105	5,571	15,747	16,432
Income tax provision (benefit)	(1,355)	3,618	1,977	6,600
Depreciation and amortization	10,514	11,195	26,637	29,999

Adjusted EBITDA	$12,132	$25,986	$47,734	$67,876

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2012	2011

Cash and cash equivalents	$38,324	$113,288
Total current assets	322,224	325,778
Total assets	796,686	788,460
Total short-term debt	2,587	3,033
Total current liabilities	139,328	130,526
Long-term debt	252,500	252,558
Total equity	293,752	292,537

Great Lakes Dredge & Dock Corporation
Supplementary financial data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net cash flows provided by (used in) operating activities	$(24,025)	$24,071	$(39,210)	$13,626

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues (in thousands)	2012	2011	2012	2011
Dredging:
Capital - U.S.	$45,456	$39,778	$117,066	$130,287
Capital - foreign	36,329	21,843	75,202	59,779
Beach nourishment	20,935	41,714	92,576	87,947
Maintenance	26,060	16,583	85,299	92,525
Rivers & lakes	10,031	14,673	25,801	25,735
Total dredging revenues	138,811	134,591	395,944	396,273
Demolition	27,952	23,877	92,258	72,492
Total revenues	$166,763	$158,468	$488,202	$468,765

Note: Dredging contract revenues for the nine months ended September 30, 2012 are net of $1,374 in intersegment revenues. Demolition contract revenues for the nine months ended September 30, 2012 are net of $75 in intersegment revenues.

	As of
	September 30,	December 31,	September 30,
Backlog (in thousands)	2012	2011	2011
Dredging:
Capital - U.S.	$96,354	$109,897	$109,568
Capital - foreign	243,542	78,379	40,675
Beach nourishment	41,875	84,607	117,543
Maintenance	46,555	31,293	16,187
Rivers & lakes	34,827	15,256	13,391
Total dredging backlog	463,153	319,432	297,364
Demolition	42,574	50,672	68,029
Total backlog	$505,727	$370,104	$365,393

Great Lakes Dredge & Dock Corporation
Full Year Adjusted EBITDA Guidance Reconciliation to Net Income
For the Year Ended December 31, 2012

	Lower	Upper

Estimated Net income attributable to Great Lakes Dredge & Dock Corporation	$15,060	$18,110
Adjusted for estimated:
Interest expense—net	20,796	20,796
Income tax provision	9,628	11,578
Depreciation and amortization	39,516	39,516

Adjusted EBITDA Guidance	$85,000	$90,000

CONTACT:
Great Lakes Dredge & Dock Corporation
Katie Hayes, Investor Relations
630-574-3012